Exhibit 10(d)

UFP INDUSTRIES, INC.

EXECUTIVE STOCK GRANT PROGRAM

Second Amended and Restated Effective January 1, 2023

Prepared by:

Miller, Johnson, Snell & Cummiskey, P.L.C.

250 Monroe Avenue, N.W., Suite 800

P.O. Box 306

Grand Rapids, MI 49501-0306

(616) 831-1700

INDEX

Page

Article 1 Establishment and Purpose1

1.1History of the Program1

1.2Status of Program Under ERISA1

1.3Compliance with Section 409A1

Article 2 Definitions1

Article 3 Participation7

3.1Eligibility for Participation7

3.2Termination of Active Participation7

Article 4 Amounts Credited to Accounts7

4.1Participants’ Accounts7

4.2Amounts Credited to Participant Accounts7

4.3Amounts Credited for Company Dividends8

4.4Vesting and Forfeiture8

4.5Voting Rights with Respect to Participant Shares9

Article 5 Distribution of Benefits9

5.1Hardship Withdrawals9

5.2Forfeiture of Vested Benefits10

5.3Duty of Loyalty10

5.4Payment Timing & Terms11

5.5Spendthrift Provision11

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Page

Article 6 Funding11

6.1Establishment of Trust Fund11

6.2Status as Grantor Trust12

6.3Status of Participants as Unsecured Creditors12

Article 7 Administration12

7.1Administrator12

7.2Powers of Administrator12

7.3Standard of Care13

7.4Appeal Procedure13

7.5Indemnification of Committee14

Article 8 Miscellaneous14

8.1Employment Rights14

8.2Tax Withholding14

8.3409A Savings Clause & Severability14

8.4Construction15

8.5Facility of Payment.15

8.6Amendment16

8.7Termination16

Signature16

ii

UFP INDUSTRIES, INC.
EXECUTIVE STOCK GRANT PROGRAM
_________________________

Article 1

Establishment and Purpose
1.1	History of the Program

The Company established this Executive Stock Grant Program (the "Program") under Article 10 of the Company’s Long Term Stock Incentive Plan, as amended and restated (the "Plan").  The Program became effective on January 1, 2009, was amended from time to time thereafter, was amended and restated effective as of January 1, 2020, and is further amended and restated as of January 1, 2023.  Except as otherwise provided herein, the Program shall be administered in accordance and subject to the terms of the Plan, and the Shares subject to Awards under this Program shall be granted under the Plan.

1.2	Status of Program Under ERISA

The Program is intended to be "unfunded," terminable by the Company, and maintained "primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" for purposes of ERISA.  Accordingly, the Program is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA.

1.3	Compliance with Section 409A

To the extent the Program provides deferred compensation under Section 409A of the Code, the Program is intended to comply with Section 409A.  The Program is intended to be interpreted consistent with the requirements of Section 409A of the Code.

Article 2

Definitions

The following terms shall have the meanings described in this Article unless the context clearly indicates another meaning.  All other defined terms shall have the meanings set forth in the Program.

2.1	Accounts

"Accounts" means the bookkeeping records of the Participants’ benefits under the terms of the Program.

2.2	Administrator

"Administrator" means the fiduciary responsible for the operation and administration of the Program as provided in Article 7.  The Company shall be the Administrator.

2.3	Beneficiary

“Beneficiary” means the beneficiary designated in writing by the Participant to receive benefits from the Program in the event of the Participant’s death. The Beneficiary shall be designated on a form provided by the Administrator, and the Participant may change the Beneficiary designation at any time by signing and delivering a new form to the Administrator.  A beneficiary designation will become effective upon receipt by the Administrator, but only if received before the Participant’s death.

A trust may be designated as a Beneficiary.  If this occurs, the Administrator will determine the rights of any trustee designated as a Beneficiary without responsibility for determining the validity, existence or provisions of that trust, and will have no responsibility for the use of amounts paid to that trustee or for the discharge of the trust.

If a Participant designates the Participant’s spouse as Beneficiary and the Participant and spouse are subsequently divorced, the judgment of divorce will be considered to revoke the prior Beneficiary designation of the spouse.

The rules of this Section 2.3 apply unless provided otherwise in a Participant’s Beneficiary designation form.  If a Participant designates one primary Beneficiary and the Beneficiary dies after the Participant but before benefit payments are completed, any remaining benefits will be payable to the secondary Beneficiary.  If a Participant fails to designate a secondary Beneficiary, or if no secondary Beneficiary survives the primary Beneficiary, any remaining benefits will be payable to the deceased primary Beneficiary’s heirs in the manner described below.  If a Participant designates more than one primary Beneficiary or more than one secondary Beneficiary and a Beneficiary dies before benefit payments are made, the Shares payable to the deceased Beneficiary will be paid to the deceased Beneficiary’s heirs in the manner described below as if the Beneficiary was the Participant.

If a Participant fails to designate a Beneficiary, or if no designated Beneficiary survives a Participant, distribution will be made in equal shares to the members of the first of the classes listed below having a living member on the date the distribution is payable.  The classes, in order of priority, are as follows:

(1)The Participant’s spouse;
(2)The Participant’s children (natural, legally adopted or children placed for adoption) or their then-living issue, by right of representation; and
(3)The Participant’s estate, if the estate is under active administration.  If the Participant’s estate is not under active administration, the legal heirs of the Participant under the intestacy laws of the Participant’s state of residence on the date of the Participant’s death.

A Beneficiary is permitted to disclaim the Beneficiary’s rights to a death benefit under the Program to the extent permitted by applicable law.  If this occurs, the Beneficiary will be treated as predeceasing the Participant for purposes of this Section.

The records of the Administrator will be conclusive as to the proper payee and the amount payable.  A distribution made based upon these facts will be treated as a complete discharge of all obligations under the Program.

2.4	Change in Control

"Change in Control" means any of the following but only to the extent that such events meet the requirements of Treas. Reg. §1.409A-3(i)(5), or any successor provisions:

(a)The sale of 40% or more of the material operating assets of the Company to a person or entity not affiliated with the Company prior to such sale;
(b)The acquisition of stock of the Company possessing more than 30% of the total voting power of the stock of the Company, by a person, entity or group of people or entities acting as a group for voting or control purposes; or
(c)The replacement of a majority of the members of the Board during a twelve (12) consecutive month period by persons whose appointment or election was not endorsed by a majority of the Board immediately prior to such appointments or elections.
2.5	Closing Price

"Closing Price" shall mean the Nasdaq Official Close Price as reported on the NASDAQ Exchange.

2.6	Committee

"Committee" shall mean the Committee of the Board of Directors of the Company designated in the Plan to administer such Plan, as such term is defined in the Plan.

2.7	Company

"Company" means UFP Industries, Inc.

2.8	Deferred Compensation Plan

"Deferred Compensation Plan" means the UFP Industries, Inc. Deferred Compensation Plan, as amended and restated effective January 1, 2020 and as may be amended.

2.9	Determination Period

"Determination Period" means with respect to a Participant who has a Separation from Service between January 1 and March 31, the second Year preceding the Year during which the Separation from Service occurred.  If the Participant has a Separation from Service between April 1 and December 31, the Determination Period is the preceding Plan Year.

2.10	Distributable Event

"Distributable Event" means the earliest of the following to occur  with respect to a Participant:

(a)The Participant has a Separation from Service;
(b)The Participant dies while employed by the Company;
(c)The Participant incurs a Total Disability; or
(d)A Change in Control occurs.
2.11	Employee

"Employee" means a common-law employee of the Company or a Subsidiary.  An individual who is treated as an independent contractor by the Company or Subsidiary is not an Employee.

2.12	ERISA

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

2.13	Gross Misconduct

"Gross Misconduct" means one or more of the following:

(a)Embezzlement or theft from the Company or any Subsidiary;

(b)An unauthorized disclosure of the trade secrets or other proprietary information of the Company or a Subsidiary; or

(c)A breach of the duty of loyalty described in Section 5.3.

The definition of "Gross Misconduct" is relevant only for purposes of the forfeiture provisions in Section 5.2 and does not change the status of a Participant as an "employee at will."

2.14	Key Employee

"Key Employee" means any employee of the Company or a Subsidiary who at any time during the Determination Period was a "specified employee" within the meaning of Treas. Reg. §1.409A-1(i), or any successor provision, and may include.

(a)An officer of the Company or a Subsidiary whose annual compensation from the Company and any Subsidiary is more than $150,000 (as adjusted under Section 416(i)(1) of the Code for Years beginning after December 31, 2008);

(b)A person having more than a 5% ownership interest in the Company or a Subsidiary; or
(c)A person having more than a 1% ownership interest in the Company or a Subsidiary, and whose annual Compensation from the Company and all Subsidiaries is more than $150,000.

The determination of who is a Key Employee shall be made in accordance with Sections 409A and 416(i)(1) of the Code and the applicable regulations and guidance.

2.15	Participant

"Participant" means an Employee or former Employee of the Company or a Subsidiary who has met the requirements for participation under the terms of Article 3 of this Program and who is or may become eligible to receive benefits under this Program.

2.16	Participant Shares

"Participant Shares" means the Shares awarded to a Participant pursuant to Sections 4.2 and 4.3 and credited to the Participant's Account pursuant to 4.1, to the extent vested or unvested. Such term shall collectively refer to Unvested Participant Shares and Vested Participant Shares.

2.17	Separation from Service

"Separation from Service" means a "separation from service" under Section 409A of the Code.  Generally, this occurs if a Participant is reasonably anticipated to have a substantial permanent reduction in the bona fide level of services provided to the Company and all Subsidiaries (whether provided as an employee or an independent contractor).  The reduction shall be "substantial" only if the reduced bona fide level of services is less than 50% of the average bona fide level of services provided by Participant to the Company and all Subsidiaries during the immediately preceding 36 months (or the Participant’s entire period of service, if less than 36 months).  A member of the Board shall be treated as having a Separation from Service as of the date that he or she is no longer a member of the Board.

2.18	Shares

"Shares" means shares of the common stock of the Company.

2.19	Subsidiary

"Subsidiary" means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

2.20	Total Disability

"Total Disability" means the Participant meets one of the following requirements, to the extent it qualifies as a Disability within the meaning of Treas. Reg. §1.409A-3(i)(4):

(a)The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months; or

(b)The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company-sponsored disability plan.

The existence of a Total Disability shall be established by the certification of a physician or physicians selected by the Administrator, unless the Administrator determines that an examination is unnecessary.  Alternatively, a Participant shall be considered to have a Total Disability if the Participant is determined to be disabled by the Social Security Administration.

2.21	Trust Agreement

"Trust Agreement" means the trust agreement used to establish the Trust Fund.

2.22	Trust Fund

"Trust Fund" means the assets held under the Trust Agreement in a trust, if one is established, that conforms with the model rabbi trust found in Internal Revenue Procedure 92-64, and meets the requirements of Code Section 409A, and is a grantor trust, of which the Company is the grantor, within the meaning of Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Code.

2.23	Unvested Participant Shares

"Unvested Participant Shares" means all or a portion of the Participant Shares credited to a Participant's Account pursuant to Article 4 to the extent that they are not Vested Participant Shares.

2.24	Vested Participant Shares

"Vested Participant Shares" means all or a portion of the Participant Shares credited to a Participant's Account pursuant to Section 4 that have become vested and met the applicable vesting requirements set forth in Section 4.4 of this Program.

2.25	Year

"Year" means the 12-consecutive-month period beginning on January 1 and ending on December 31.

Article 3

Participation
3.1	Eligibility for Participation

Employees of the Company or a Subsidiary that (a) participate in the Deferred Compensation Plan, (b) elect to have all or a portion of his or her Elective Deferral to be deemed to be invested in Shares, and (c) who qualify as members of a "select group of management or other highly compensated employees" under Title I of ERISA shall automatically become a Participant in the Program.

3.2	Termination of Active Participation

The Committee may remove an Employee from further active participation in the Program.  If a Participant experiences a Separation from Service or otherwise ceases to be actively employed by the Company, the Participant shall not have any additional amounts credited to his or her Account under Section 4.2; however, credits of Participant Shares to a Participant’s Account may continue as applicable pursuant to Section 4.3 until the balance of Participant's Account and the Participant Shares credited thereunder are distributed or forfeited.

Article 4

Amounts Credited to Accounts
4.1	Participants’ Accounts

The Administrator shall maintain an Account for each Participant to record the Participant’s benefits under the terms of the Program.  Participant Shares shall be credited and allocated to a Participant’s Account as provided in this Article 4.

4.2	Amounts Credited to Participant Accounts
(a)Each Participant shall be credited with Unvested Participant Shares equal to $0.85 for every $1.00 of Base Salary and/or Bonus (each as defined in the Deferred Compensation Plan) which the Participant defers under the Deferred Compensation Plan for the prior Year and which is deemed to be invested in Shares under the terms and conditions of the Deferred Compensation Plan.  Notwithstanding the foregoing, in no event shall the aggregate

Elective Deferrals (as defined in the Deferred Compensation Plan) to be considered in the calculation of the total number of Unvested Participant Shares granted to Participant under this Section 4.2 exceed the limits set forth in attached Appendix A.
(b)A Participant will be credited with a number of Unvested Participant Shares equal to eighty-five percent (85%) of (i) the amount of deferred Base Salary, divided by the Closing Price on the date the Base Salary would have otherwise been paid to Participant, and (ii) the amount of the Bonus, divided by the Closing Price on the date the Bonus would have otherwise been paid to Participant.
4.3	Amounts Credited for Company Dividends

If the Company pays a dividend on its Shares,  a Participant's Account shall be credited with additional Shares, with respect to both Unvested Participant Shares and Vested Participant Shares credited to a Participant's Account as of the Credit Date as of the end of the immediately preceding Year, in an amount equal to the number of Participant Shares credited the Participant's Account as of the Credit Date, multiplied by a fraction, the numerator of which equals the per Share cash dividend and the denominator of which equals the Closing Price on the date the dividend is paid.  The Credit Date means the date, each Year, that all Participant Shares are allocated to a Participant's Account as a result of Elective Deferrals under the Deferred Compensation Plan for the immediately preceding Year.

4.4	Vesting and Forfeiture
(a)Vesting and Forfeiture.  Each Participant's Unvested Participant Shares credited to that Participant’s Account pursuant to Sections 4.2 and 4.3 shall vest and become Vested Participant Shares as provided in this Section 4.4.
(1)General Rule.  Unvested Participant Shares credited to a Participant's Account under Section 4.2 shall vest, in full, and become Vested Participant Shares separately on the fifth anniversary of the Credit Date, provided that the Participant remains employed by the Company or a Subsidiary on such applicable fifth anniversary.  A separate subaccount shall be maintained for each credit of Shares to a Participant. Participant Shares credited to a Participant under Section 4.3 shall vest in accordance with the manner in which the Participant Shares are allocated as Unvested Participant Shares and Vested Participant Shares.
(2)Age 60, Death, Disability or Change in Control.  Subject to Section 5.2 below, Unvested Participant Shares credited to a Participant's Account shall vest in full, and become Vested Participant Shares, in the event that the Participant attains age 60, dies, incurs a Total Disability or a Change in Control occurs, while the Participant is employed by the Company or a Subsidiary.
(3)Forfeiture.  If a Participant has a Separation from Service prior to the date of the events set forth in Section 4.4(a)(2), all Unvested Participant Shares shall be forfeited immediately.  The Participant shall not be entitled to any payment or other economic benefit with respect to such forfeited Unvested Participant Shares pursuant to the terms of this

Program. The Participant’s forfeiture shall not be reallocated to the Accounts of other Participants, but shall reduce the Company’s liability under the Program.
4.5Voting Rights with Respect to Participant Shares

Participants shall have no voting rights with respect to Participant Shares allocated to their Accounts unless and until such Participant Shares are distributed to such Participant or Beneficiary pursuant to the terms of this Program. Participants and Beneficiaries are not shareholders of the Company or any Subsidiary by virtue of the Participant Shares credited to their Accounts and have no equity ownership interest in the Company or any Subsidiary by virtue of this Program, unless and until such Participant Shares are distributed to such Participant or Beneficiary pursuant to the terms of this Program.

Article 5

Distribution of Benefits
5.1	Hardship Withdrawals

A Participant who has an unforeseeable financial emergency may receive payment while employed by the Company or a Subsidiary of all or part of the vested amount credited to the Participant’s Account.  A Participant may only withdraw the amount reasonably needed to satisfy the financial emergency need, including taxes reasonably anticipated to result from the distribution.

For purposes of this Section 5.1, an unforeseeable financial emergency is a severe financial hardship of the Participant resulting from:  a sudden and unexpected illness or accident of the Participant or a dependent of the Participant; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, to the extent such event qualifies under Treas. Reg. §1.409A-3(i)(3) or any successor provisions.  But the Participant will not be considered to have an unforeseeable emergency if the hardship is or may be relieved:

(a)Through reimbursement or compensation by insurance or otherwise; or
(b)By liquidation of the Participant’s assets, to the extent the liquidation of such assets would itself not cause severe financial hardship.

The need to send a Participant’s child to college or the desire to purchase a home are not unforeseeable emergencies for purposes of this Section 5.1.

The Administrator may periodically establish administrative rules regarding withdrawals under this Section 5.1.  Any hardship withdrawals made by a Participant shall reduce the number of Participant Shares credited to Participant's Account and correspondingly the amount distributable to the Participant under this Article 5.

5.2	Forfeiture of Vested Benefits

Notwithstanding anything else herein to the contrary, the Participant shall forfeit all Participant Shares, including Vested Participant Shares and Unvested Participant Shares, credited to his or her Account if:

(a)The Participant has a voluntary or involuntary Separation from Service after the Participant commits Gross Misconduct.
(b)The Participant fails to comply with the duty of loyalty described in Section 5.3.

The amount of any forfeitures under this Section 5.2 shall reduce the Company’s liability under this Program and shall not be reallocated to the Accounts of other Participants.

5.3	Duty of Loyalty

Each Participant has a duty of loyalty to the Company and its Subsidiaries.  While the Participant is employed by the Company or a Subsidiary, this duty includes the following:

(a)The Participant shall use the Participant’s best efforts in performing any job duties assigned to the Participant.
(b)The Participant shall not have an ownership interest in any other entity if that ownership interest detracts from the Participant’s job duties for the Company or a Subsidiary, or is inconsistent with the best interests of the Company or a Subsidiary.
(c)The Participant shall not provide services to any other entity if those services detract from the Participant’s job duties for the Company or is in any way inconsistent with the best interests of the Company or a Subsidiary.
(d)The Participant shall not take advantage of any business opportunities for the Participant’s individual benefit if the business opportunity should have been provided to the Company or a Subsidiary.

If the Company notifies a Participant that the Participant is in violation of the duty of loyalty described in this Section 5.3, the Participant shall have ten days to cure any violation as required by the Company or forfeit all rights to subsequent benefits from the Program.  If the Participant cures a violation of the duty of loyalty, but then violates the duty of loyalty a second time, the Participant shall immediately forfeit all rights to subsequent benefits from the Program without being given the right to cure the violation.

The determination of whether a Participant has violated the duty of loyalty described in this Section 5.3 shall be made by the Administrator in its sole discretion.

5.4	Payment Timing & Terms

All Vested Participant Shares credited to a Participant's Account shall be distributed to a Participant or the Participant's Beneficiary, as applicable, in a single lump sum payable in the form of certificates for whole Shares of the Company (except for fractional Shares which shall be paid in cash or withheld to cover taxes) at the first of the following to occur:

(a)If a Distributable Event occurs as a result of the Participant’s Total Disability or Separation from Service, the Vested Participant Shares shall be paid not later than 90 days after the Distributable Event.
(b)If the Participant has a Distributable Event because of a Change in Control, the Participant Shares shall be paid on the date of the Change in Control.
(c)If a Participant has a Distributable Event because of the Participant’s death, the Vested Participant Shares shall be paid to the Participant’s Beneficiary on the date that is 90 days after the Participant’s death.
(d)Notwithstanding anything else to the contrary including the provisions of this Section 5.4, payment to a Key Employee as a result of a Separation from Service will be delayed until the six-month anniversary of the date the Key Employee has a Separation from Service or the date of the Key Employee’s death, if earlier.
5.5	Spendthrift Provision

No benefit or interest under the Program is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or the Participant’s Beneficiary, and are exempt, to the maximum extent permitted by law, from the claims of creditors. Any attempt by a Participant or Beneficiary to assign or alienate the benefits issued pursuant to the terms of this Program shall cause all of such benefits to be immediately forfeited and neither Participant nor Beneficiary shall be entitled to any payment or other economic benefit with respect to the forfeited Incentive Benefit or otherwise under the terms of the Program. As used in this section, the words assignment and alienation include any sale, transfer, or other disposition; any anticipation, pledge, security agreement, or other method of securing payment or performance of an obligation; any garnishment, execution, attachment, levy, or other method of satisfying creditors’ claims. Notwithstanding the foregoing, the prohibition on assignment and alienation shall not restrict the Company or any Subsidiary’s obligation to engage in tax withholding.

Article 6

Funding
6.1	Establishment of Trust Fund

The Company may enter into a Trust Agreement to establish a Trust Fund and shall contribute Shares to the Trust Fund as such Shares are granted to Participants.  Any Shares forfeited by Participants may be retained in the Trust and used to reduce future contributions to be made by the Company.

6.2	Status as Grantor Trust

The Trust Fund shall be a grantor trust.  The Trust Agreement shall provide that the assets of the Trust Fund are subject to the claims of the Company’s general creditors if the Company becomes insolvent. In addition, neither this Program nor the establishment of a Trust Fund shall create any trust or other fiduciary relationship of any kind with respect to the deferred compensation or any asset of the Company. The Company has complete legal and beneficial ownership of all assets in the Trust Fund and Participant Accounts until distributed pursuant to the terms of this Program. The right to benefits under the Program is merely an unsecured promise of the Company to pay the deferred compensation from the Company’s general assets. The Program does not require the Company or the Committee to establish any fund or segregate any assets for the benefit of any Participant.

6.3	Status of Participants as Unsecured Creditors

The obligation of the Company to pay benefits under the Plan shall be unsecured.  Each Participant is an unsecured creditor of the Company.  The Plan constitutes a mere promise by the Company to make benefit payments in the future.

The establishment of an Account for a Participant and the Company’s payment of contributions to the Trust Fund are not intended to create any security for payment of benefits under the Plan or change the status of the Plan as an unfunded plan.

Article 7

Administration
7.1	Administrator

The Company shall have the sole responsibility for the administration of the Plan and is designated as named fiduciary and Administrator.  The Administrator shall have the power and duties which are described in this Article.  The Committee shall carry out the functions of the Administrator with respect to the day-to-day operation of the Program.  If a member of the Committee is a Participant, the member shall abstain from voting on any matter relating to the member’s benefits under the Program.

7.2	Powers of Administrator

The Administrator shall have all discretionary powers necessary to administer and satisfy its obligations under the Program, including, but not limited to, the following:

(a)Maintain records pertaining to the Program.
(b)Interpret the terms and provisions of the Program.

(c)Establish procedures by which Participants may apply for benefits under the Program and appeal a denial of benefits.
(d)Determine the rights under the Program of any Participant applying for or receiving benefits.
(e)Administer the appeal procedure provided in this Article.
(f)Perform all acts necessary to meet the reporting and disclosure obligations imposed by applicable law.
(g)Delegate specific responsibilities for the operation and administration of the Program to such employees of the Company or agents as it deems advisable and necessary.
(h)Issue reports to Participants no less than once per year.
7.3	Standard of Care

The Administrator shall administer the Program solely in the interest of Participants and for the exclusive purposes of providing benefits to the Participants and their Beneficiaries.  The Administrator shall administer the Program with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims.

The Administrator shall not be liable for any act or omission relating to its duties under the Program unless the act or omission violates the standard of care described in this Section 7.3.

7.4	Appeal Procedure

Any Participant whose application for benefits under the Program has been denied, in whole or in part, shall be given written notice of the denial of benefits by the Administrator.  The notice shall be in easily understood language and shall indicate the reasons for denial and the specific provisions of the Program on which the denial is based.  The notice shall explain that the Participant may request a review of the denial and the procedure for requesting review.  The notice shall describe any additional information necessary to approve the Participant’s claim and explain why such information is necessary.

A Participant may make a written request to the Committee for a review of any denial of benefits under the Program.  The request for review must be in writing and must be made within 60 days after the mailing date of the notice of denial.  The request shall refer to the provisions of the Program or Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.

A Participant who requests a review of a denial of benefits in accordance with this appeal procedure may examine pertinent documents and submit pertinent issues and comments in writing.  A Participant may have a duly authorized representative act on his or her behalf in exercising his or her right to request a review and any other rights granted by this appeal procedure.  The Committee shall provide a review of the decision denying the claim for benefit within 60 days after receiving the written request for review.

A Participant shall not be permitted to commence any legal action against the Company regarding his or her benefits under the Plan before exhausting the appeal procedure contained in this Section 7.4.

7.5	Indemnification of Committee

The Company shall indemnify and hold harmless the members of the Committee and their duly appointed agents against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Program, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee.

Article 8

Miscellaneous
8.1	Employment Rights

The existence of the Plan and the Program shall not grant a Participant any legal right to continue as an employee of the Company or any Subsidiary nor affect the right of the Company or a Subsidiary to discharge a Participant from employment.

8.2	Tax Withholding
(a)Any applicable federal, state, or local taxes shall be withheld from the benefits paid to a Participant or the Participant’s Beneficiary to the extent required by law or elected by the Participant or Beneficiary.
(b)Neither the Company nor any Subsidiary makes any representations with respect to the tax treatment of the Shares subject to the terms of the Program and Plan. Each Participant is advised to review with the Participant's own tax advisors the federal, state, local, and foreign tax consequences of this Program, and the benefits hereunder.
8.3	409A Savings Clause & Severability
(a)The Program will be administered so as to comply with Code §409A. If any provision of the Program or Plan term conflicts with any requirement of Code §409A, the requirement of Code §409A will control. For example, and without limiting the generality of the foregoing, a change in control event does not occur unless the event qualifies as a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Code §409A.
(b)If a court determines that any provision of the Program is unenforceable, the court may modify the provision, if possible, so as to give effect to the Program in a way that is consistent with the purpose of the Plan and the requirements of governing law. If such a modification is not possible, the court may sever the unenforceable provision and enforce the rest of the Plan in a way that is consistent with the purpose of the Program and the requirements of governing law.
(c)The Company or the Administrator may apply any permissive provision of any applicable law or regulation unless the provision is contrary to the terms of the Program.
8.4	Construction
(a)Words used in the masculine shall apply to the feminine where applicable.
(b)Wherever the context of the Program dictates, the plural shall be read as the singular and the singular as the plural.
8.5	Facility of Payment.
(a)The Administrator will make reasonable efforts to locate a Participant or Beneficiary who is entitled to payment pursuant to the terms of the Program. If after a reasonable effort the Administrator cannot locate a person who is entitled to payment, the payment will be forfeited. The Administrator may rely on affidavits or other information that the Administrator believes to be reliable even though not otherwise admissible as evidence in a legal proceeding.
(b)The Administrator is not required to commence probate proceedings, seek the appointment of a legal representative, or make payments to a legal representative. In the event an amount is payable to a Participant pursuant to the terms of this Program but in the event a Participant dies prior to such payment having been made, the payment shall be made to the Participant's Beneficiary, and such payment is conclusive and binding on all persons, and will fully discharge the Company, any Affiliates, and the Administrator from all liability with respect to the payment pursuant to the terms of the Program or Plan.
(c)If a person appears to be mentally, physically, or legally incapable of receiving or acknowledging receipt of distribution payments, the Administrator may authorize payments to a person with a valid power of attorney, to a court-appointed guardian or conservator, or to any other person authorized under state law to receive the benefit.
(d)If a person entitled to receive benefits is a minor and the value of the benefit exceeds $5,000, the Administrator may delay payment of the benefit until the minor has attained the age of majority or pay the benefit to a person who has been named by a court of competent jurisdiction as fiduciary for the minor.
(e)If the Administrator cannot determine, from affidavits or other information the Administrator believes to be reliable, whether the Participant's Beneficiary survived the Participant, the Beneficiary will be deemed not to have survived the Participant.

(f)The Administrator's actions regarding payment, if taken in good faith, are conclusive and binding on all persons, and payment will fully discharge the Company, any Affiliates, and the Administrator from all liability with respect to the payment.
8.6	Amendment

The Company shall have the right to amend the Program at any time; however, no amendment or termination shall reduce the number of Participant Shares credited to a Participant’s Accounts.

8.7	Termination

The Company shall have the right to terminate the Program at any time.  If the Program is terminated, no additional amounts shall be credited to a Participant’s Account under Section 4.2; however, the Participant’s Account shall continue to be adjusted for dividends under Section 4.3 until the Participant’s benefits are distributed to the Participant as his or her Beneficiary.  The Participant shall be entitled to receive the amounts credited to his or her Account upon satisfying the requirements for payment of benefits under the Program, unless the Company elects to make payment at an earlier time in accordance with the requirements of Section 409A of the Code.

Signature

The Company has amended and restated the UFP Industries, Inc. Executive Stock Grant Program effective as of the 1st day of January, 2023.

UFP INDUSTRIES, INC.

By

Its

21810878

APPENDIX A

Deferred Compensation Plan			Exec Stock Grant Plan
Eligible Participants per the Plan Document	Other job titles included in the eligibility category	Maximum Bonus Deferral – (up to 50% of bonus not to exceed amounts below)	Max Deferral for Annual Grant Calculation pursuant to Section 4.2
CEO of UFP Industries		$100,000	$105,000
President, COO of UFP Industries		$100,000	$105,000
Segment Leads and Executive Officers		$100,000	$55,000
Officers		$50,000	$40,000
Managing Directors		$25,000	$30,000
GMO	Regional GMO	$25,000	$30,000
Regional Sales Managers		$25,000	$30,000
Operations Managers		$25,000	$15,000
Plant Managers		$10,000	N/A
Exec Account Managers		$10,000	$15,000
CEO Club Members (Current & Former)	Former President’s Club Members	$10,000	$15,000
Corporate Directors Segment Directors Business Unit Directors	Segment Controllers, Chief Pilot, certain National Sales Directors and other Directors	$25,000	$30,000
Corporate Senior Managers		$25,000	N/A
Purchasing Managers		$10,000	$15,000
Transportation Managers		$10,000	$15,000
Regional and Divisional Senior/Executive Managers	Regional Safety Directors	$10,000	N/A